Exhibit 99.1

                   Digital Recorders, Inc. Announces
      Multiple Orders in European Business Units; CEO Addresses
                  Profitability Improvement Actions

    DALLAS--(BUSINESS WIRE)--December 13, 2005--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, law enforcement, and security digital communications systems, announced today its Mobitec AB (Mobitec) business unit in Sweden and its Mobitec GmbH (formerly known as Transit Media-Mobitec
GmbH) business unit in Germany have received three orders totaling more than $1.5 million (USD).

    --  Asia Transport Ltd. of Jordan has ordered more than 130
        MobiDOT electronic destination sign systems to retrofit its fleet. Product delivery is scheduled to commence in December 2005 and conclude in first quarter 2006.

    -- Daewoo of Korea has ordered more than 160 MobiDOT electronic destination sign systems on behalf of the Kuwait Public
        Transport Company in Kuwait. Product delivery is scheduled to begin and conclude in first quarter 2006.

    -- In Sweden, Vast Traffic has ordered for its transit fleet more than 500 interior passenger information display systems using Vacuum Florescent Display (VFD) technology and featuring high resolution. Product delivery is scheduled to commence in second quarter 2006 and conclude in fourth quarter 2006.

    "Two of these three orders came from Middle Eastern customers where Mobitec is exhibiting its products at this week's Dubai "Gulf Traffic and MENA (Middle East and North Africa) Rail Exhibition" where more than 170 exhibitors are participating in this first-ever exhibition of this magnitude in the region. The orders for Jordan and Kuwait will contribute to our already large market position in the Middle East and may position us for other upcoming order opportunities in an area where we see positive trends in the market. The VFD technology order in Sweden is notable because it is a different type of display than our traditional products - an application developed especially for the customer that broadens our served-market participation. We commend our Mobitec team for further strengthening our stronghold with transit properties in the Middle East and also for further advancing our served-market expansion," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.

    Profitability Improvement Actions

    "In our ongoing effort to improve results and reduce costs in a challenging and competitive industry environment, as we have stated in the past, we have initiated and implemented a number of operational, administrative, procedural, and organizational changes in the last several years as we continue our focus on profitability and strategic growth opportunities," Mr. Turney said.
    For historical perspective, Mr. Turney notes the following as a sequential summary of the operational, administrative, procedural, and organizational changes implemented by the Company in recent years to improve profitability and potentially enhance shareholder value.

    -- In June 2002, the Company announced the merger of certain international operations to eliminate redundancies and improve efficiencies.

    -- In 2003, the Company successfully pursued cost and expense reductions and reported in its Form 10-K that approximately $400,000 in annualized savings had been achieved as of early 2004; additional annualized savings of substantially larger magnitude have been achieved since that time.

    -- In July 2004, the Company announced the termination of its shareholder rights plan.

    -- In September 2004, the Company announced the replacement of its independent public accounting and auditing firm, a change that provided the Company with additional international expertise within the audit firm.

    -- In October 2004, the Company announced two key staff changes, including the appointment of David N. Pilotte as Vice
        President and Chief Financial Officer.

    -- In February 2005, the Company announced that Rob R. Taylor had been hired to help develop and market integrated video surveillance products and services as part of DRI's long-term business plans.

    -- In April 2005, the Company announced an expanded strategic focus on security products.

    -- In June 2005, the Company's shareholders approved the Board of Directors' recommendation that staggered three-year terms of Directors be phased out in favor of one-year terms.

    -- In August 2005, the Company announced the appointment of William F. Fay Jr. as Vice President and General Manager of the TwinVision na, Inc. business unit, which is now benefiting from Mr. Fay's substantial public transit and private operator bus-vehicle market knowledge and experience.

    -- In November 2005, the Company announced the reorganization of certain engineering functions to bring about increased efficiencies through better communication and cross-utilization of resources.

    -- In December 2005, the Company announced key staff changes, including Mr. Pilotte's promotion to Executive Vice President and his additional role as Chief Operating Officer of North Carolina Operations, as well as the establishment of a Special Committee of the DRI Board of Directors to provide special oversight and guidance to Mr. Pilotte during this drive to sustained profitability.

    -- In December 2005, also in connection with key staff changes, the Company announced that a Chief Technology Officer role was created and assumed by Lawrence A. Hagemann, a long-time DRI Executive Vice President and experienced engineer, to find, manage, and improve access to technologies that may contribute to DRI's profitability efforts.

    -- In the past three years, strategic alliances have been initiated with firms having expertise and capabilities that compliment DRI's market position and capabilities, including General Electric and Verint Systems Inc.

    "While recognizing the positive impact of these actions, we remain dissatisfied with our progress toward profitability. We believe that more can and should be done to achieve sustained profitability, and we will continue to work diligently to ensure a positive outcome for the Company and all of its stakeholders. Accordingly and as in the past, we remain alert for alliances, ventures, relationships, acquisitions and mergers, as well as virtually any other positive and reasonable form of advancing the value of this Company," Mr. Turney said.
    As previously reported, Mr. Turney said the delay in U.S. federal funding reauthorization has depressed the market and impeded the Company's progress. However, the August 2005 passage of the $286.4 billion transportation bill, The Safe, Accountable, Flexible, Efficient Transportation Equity Act - A Legacy for Users (SAFETEA-LU), as well as recent positive appropriations actions, will hopefully mitigate this obstacle in future periods.
    "According to our revised and updated strategic business plans, and as previously reported, the Company is positioned to potentially reach the $85 million to $95 million range in an annual sales run rate by the end of 2008. We continue to believe that this long-sought-but-slow-to-materialize range of increasing revenue should bring profitability. I remain optimistic about our long-term trends and indications," Mr. Turney said.

    Mr. Turney's optimism is based on the following points:

    -- After more than two years of delay and uncertainty, the U.S. transit market now has federal funding in place in the form of SAFETEA-LU;

    -- The Company has now enhanced, developed, demonstrated, and sold additional security functionality through its core products, which should position DRI to benefit from further served-market focus on security concerns and vulnerabilities such as those brought to light in Madrid and London;

    -- The Company's served markets continue to expand, which is incrementally providing better insulation against the inevitable and periodic unpredictability and instability in some market sectors; and

    -- The Company's newly revised strategic business plans reflect the possibility of revenue increasing into the $85 million to $95 million range in an annual sales run rate by the end of 2008 thanks to new served markets, new products, new strategies, and the increased focus on security-related market opportunities.

    "While the basis for my optimism is clear, I must again caution that we do not expect material, short-term, positive impacts to be significant. My optimism is longer term in nature. More specifically, we do not expect many of our recent efforts to have a material positive impact on the bottom line until toward the latter part of 2006," Mr. Turney said.

    About the Company

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products
- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/ automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement, express or implied, concerning future events or expectations, including the expected timing of order deliveries, the expected display and customer acceptance of products, expected results from changes meant to improve profitability, the effect of the passage of H.R. 3058, is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "will," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including that the assumptions behind the timing and amount of expected revenues and product deliveries may not prove accurate over time, the risks and uncertainties that changes made will positively impact profitability, the risks and uncertainties that the factors cited as providing optimism will in fact prove to be reliable indicators of improved profitability, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com
             or
             The Investor Relations Company
             Investor Relations Contact
             Brien Gately, 800-536-8472
             Fax: 847-296-4460
             bgately@tirc.com